Exhibit 4.2

THE WARRANTS EVIDENCED BY THIS CERTIFICATE ARE EXERCISABLE AT ANY TIME AND FROM TIME TO TIME UNTIL 24 MONTHS FROM THE DATE OF THE RTO (DEFINED HEREIN), AFTER WHICH TIME THEY SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT.

BROKER WARRANTS TO PURCHASE COMMON SHARES OF METAMATERIAL TECHNOLOGIES INC.

Certificate No. WB-[ ]

THIS CERTIFIES that, for value received,

[ ] (the “Holder”),

is the registered holder of [ ] warrants (the “Warrants”), with every Warrant entitling the Holder, subject to the terms and conditions set forth in this warrant certificate (the “Warrant Certificate”), to purchase from Metamaterial Technologies Inc. (the “Corporation”), one common share of the Corporation (a “Common Share”) at any time and from time to time until 24 months from date of RTO (defined below) (the “Expiry Date”), on payment of $1.70 per Common Share (the “Exercise Price”).

1.
Exercise of Warrants

(a)
Election to Exercise. The rights evidenced by this Warrant Certificate may be exercised by the Holder in whole or in part and in accordance with the provisions hereof by delivery of an Election to Exercise in substantially the form attached hereto as Schedule “A”, properly completed and executed, together with payment of the aggregate Exercise Price by bank draft, certified cheque or wire transfer payable to or to the order of the Corporation in the amount of the Exercise Price multiplied by the number of Common Shares specified in the Election to Exercise at the office of the Corporation at 1 Research Drive, Suite 215, Dartmouth, Nova Scotia, B2Y 4M9 or such other address as the Holder may be notified of in writing by the Corporation. In the event that the rights evidenced by this Warrant Certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Common Shares issuable on the exercise of the Warrants so exercised, issue to the Holder a Warrant Certificate on identical terms in respect of that number of Common Shares in respect of which the Holder has not exercised the rights evidenced by this Warrant Certificate.

(b)
Exercise. The Corporation shall, on the date it receives a duly executed Election to Exercise and funds equal to the Exercise Price by bank draft, certified cheque or wire transfer payable to or to the order of the Corporation for the number of Common Shares specified in the Election to Exercise (the “Exercise Date”), issue that number of Common Shares specified in the Election to Exercise as fully paid and non-assessable shares.

(c)
Share Issuance. As promptly as practicable after the Exercise Date and, in any event, within ten business days of receipt of the Election to Exercise, the Corporation shall cause to be issued to the Holder, registered in such name or names as the Holder may direct or if no such direction has been given, in the name of the Holder, Common Shares to which the Holder is entitled based on the number of Common Shares specified in the Election to Exercise to be issued to the Holder, or in such other form as may be acceptable to the Corporation and the Holder, each acting reasonably. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise

Date, and at such time the rights of the Holder with respect to the number of Warrants which have been exercised as such shall cease, and the person or persons in whose name or names any share or warrant shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Common Shares represented thereby.
(d)
Fractional Common Shares. No fractional Common Shares shall be issued upon exercise of the Warrants, and in such case, the number of Common Shares issuable upon the exercise of any Warrants shall be rounded down to the nearest whole number.

(e)
Corporate Changes. If, prior to the Expiry Date, there shall occur:

(i)
a reclassification or redesignation of the Common Shares, any change of the Common Shares into other shares or securities or any other capital reorganization involving the Common Shares, other than a Common Share Reorganization (as defined herein);

(ii)
a consolidation, amalgamation or merger of the Corporation with or into any other body corporate which results in a reclassification or redesignation of the Common Shares or a change of the Common Shares into other shares or securities; or

(iii)
the transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity;

(any of such events being herein called a “Capital Reorganization”), after the effective date of the Capital Reorganization the Holder shall be entitled to receive, and shall accept, for the same aggregate consideration, upon exercise of the Warrants, in lieu of the number of Common Shares to which the Holder was theretofore entitled upon the exercise of the Warrants, the kind and aggregate number of shares and other securities or property resulting from the Capital Reorganization which the holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares to which the holder was theretofore entitled to purchase or receive upon the exercise of the Warrants. If necessary, as a result of any Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant Certificate with respect to the rights and interest thereafter of the Holder to the end that the provisions of this Warrant Certificate shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant Certificate.

(f)
Subdivision, Consolidation, etc. of Common Shares. If, prior to the Expiry Date, the Corporation shall:

(i)
fix a record date for the issue of, or issue, Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend;

(ii)
fix a record date for the distribution to, or make a distribution to, the holders of all or substantially all of the Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares;

(iii)
subdivide the outstanding Common Shares into a greater number of Common Shares; or

(iv)
consolidate the outstanding Common Shares into a lesser number of Common Shares;

(any of such events in subclauses (i), (ii), (iii) and (iv) above being herein called a “Common Share Reorganization”), the Exercise Price shall be adjusted on the earlier of the record date on which holders of Common Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

(i)
the numerator of which shall be the number of Common Shares outstanding on such record date or effective date before giving effect to such Common Share Reorganization; and

(ii)
the denominator of which shall be the number of Common Shares which will be outstanding immediately after giving effect to such Common Share Reorganization (including in the case of a distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares that would be outstanding had such securities all been exchanged for or converted into Common Shares on such date).

To the extent that any adjustment in the Exercise Price occurs pursuant to this clause 1(f) as a result of the fixing by the Corporation of a record date for the distribution of securities exchangeable for or convertible into Common Shares, the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange or conversion right to the Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right. Any Common Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such calculation.

(g)
Offering to Shareholders. If, prior to the Expiry Date, the Corporation shall fix a record date or if a date of entitlement to receive is otherwise established (any such date being hereinafter referred to in this paragraph 1(g) as the “record date”) for the issuance of rights, options or warrants to all or substantially all the holders of the outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares at a price per share or, as the case may be, having a conversion or exchange price per share less than 95% of the Current Market Value (as defined herein) on such record date (any such event being hereinafter referred to as a “Rights Offering”), the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which (i) the numerator shall be the total number of Common Shares outstanding on such record date plus a number equal to the number arrived at by dividing the aggregate subscription or purchase price of the total number of additional Common Shares offered for subscription or purchase or, as the case may be, the aggregate conversion or exchange price of the convertible or exchangeable securities so offered by such Current Market Value, and (ii) the denominator of which shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares so offered (or, as the case may be, into which the convertible or exchangeable securities so offered are convertible or exchangeable). Common Shares owned by or held for the account of the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed. To the extent that any rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of Common Shares or conversion or exchange rights contained in convertible or exchangeable securities actually issued upon the exercise of such rights or warrants, as the case may be.

(h)
Special Distribution. If, prior to the Expiry Date, the Corporation shall fix a record date (hereinafter referred to in this paragraph 1(h) as the “record date”) for the distribution to all or substantially all the holders of the outstanding Common Shares of:

(i)
shares of any class, whether of the Corporation or any other corporation;

(ii)
rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares (other than rights, options or warrants pursuant to which holders of Common Shares are entitled, during a period expiring not more than forty-five (45) days after the record date for such issue, to subscribe for or purchase Common Shares at a price per Common Share (or in the case of securities exchangeable for or convertible into Common Shares at an exchange or conversion price per share at the date of issue of such securities) of at least 95% of the Current Market Value of the Common Shares on such record date);

(iii)
evidences of indebtedness of the Corporation; or

(iv)
other assets or property of the Corporation,

and if such distribution does not constitute (A) a Capital Reorganization, (B) a Rights Offering, or (C) a Common Share Reorganization (any such non-excluded event being hereinafter referred to as a “Special Distribution”) the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction: (A) the numerator of which shall be the amount by which (1) the amount obtained by multiplying the number of Common Shares outstanding on such record date by the Current Market Value on such record date, exceeds (2) the fair market value (as reasonably determined by the directors of the Corporation in good faith, which determination shall be conclusive) to the holders of such Common Shares of such Special Distribution; and (B) the denominator of which shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Value. Any Common Shares owned by or held for the account of the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such Special Distribution is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(i)
Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than 1% of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1% of the Exercise Price.

(j)
Adjustment to Number of Shares. If any adjustment in the Exercise Price shall occur as a result of: (A) the fixing by the Corporation of a record date for an event referred to in paragraph 1(g); or (B) the fixing by the Corporation of a record date for an event referred to in either of paragraph 1(h)(i) or paragraph 1(h)(ii) if either such event constitutes the issue or distribution to the holders of all or substantially all of its outstanding Common Shares of (A) Equity Shares, or (B) securities exchangeable for or convertible into Equity Shares at an exchange or conversion price per Equity Share less than the Current Market Value on such record date, or (C) rights, options or warrants to acquire Equity Shares at an exercise, exchange or conversion price per Equity Share less than the Current Market Value on such record date, then the number of Common Shares issuable upon any subsequent exercise of a Warrant shall be simultaneously adjusted by multiplying the number of Common Shares issuable upon the exercise of a Warrant immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the Exercise Price. To the extent that any adjustment in subscription rights occurs pursuant to this paragraph 1(j) as a result of the fixing by the Corporation of a record date for the distribution of exchangeable or convertible securities referred to in paragraph 1(f); or rights, options or warrants referred to in paragraph 1(g), then the number of Common Shares issuable upon exercise of a Warrant shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number of Common Shares which would be issuable based upon the number of shares actually issued immediately after such expiration, and shall be further readjusted in such manner upon expiration of any further such right. To the extent that any adjustment in subscription rights occurs pursuant to this paragraph 1(j) as a result of the fixing by the Corporation of a record date for the distribution of exchangeable or convertible securities or rights, options or warrants referred to in paragraph 1(h), the number of Common Shares issuable upon exercise of the Warrant shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number which would be purchasable pursuant to this paragraph 1(j) if the fair market value of such securities or such rights, options or warrants had been determined for purposes of the adjustment pursuant to this subsection on the basis of the number of shares issued immediately after such expiration.

(k)
Common Shares to be Reserved. The Corporation will at all times keep available, and reserve if necessary, out of its authorized shares, solely for the purpose of issue upon the exercise of the Warrants, such number of Common Shares as shall then be issuable upon the exercise of the Warrants. The Corporation covenants and agrees that all Common Shares issuable upon exercise of Warrants will, upon issuance, be duly authorized and issued as fully paid and non-assessable shares of the Corporation. The Corporation will take all such actions as are within its power to ensure that all such Common Shares may be so issued without violation of any applicable requirements of any exchange upon which the shares of the Corporation may be listed. The Corporation will take all such actions as are within its power to ensure that all such Common Shares may be so issued without violation of any applicable law.

(l)
Issue Tax. The issuance of Common Shares upon the exercise of Warrants shall be made without charge to the Holder, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

(m)
Definitions. For the purposes of any computation hereunder:

(i)
“Current Market Value” at any date shall be the volume weighted average trading price per share for the Common Shares for the 15 consecutive trading days ending immediately before such date on the Canadian Securities Exchange or such other stock exchange on which the Common Shares may then be listed, or, if the Common Shares or any other security in respect of which a determination of Current Market Value is being made are not listed on any stock exchange, the Current Market Value shall be determined by a firm of independent chartered accountants retained to audit the financial statements of the Corporation, which determination shall be conclusive; and

(ii)
“Equity Shares” means the Common Shares and any shares of any other class or series of the Corporation which may from time to time be authorized for issue if by their terms such shares confer on the holders hereof the right to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation beyond a fixed sum or a fixed sum plus accrued dividends.

(n)
Directors Determination. If at any time prior to the Expiry Date, the Corporation shall take any action affecting the Common Shares, other than an action or an event otherwise described in section 1 hereof, which would have a material adverse effect upon the rights of the holder under this Warrant Certificate, the Exercise Price and/or the number of Common Shares purchasable under this Warrant Certificate shall be adjusted in such manner and at such time as the directors may determine, acting reasonably and in good faith, to be equitable in the circumstances.

(o)
Mutatis Mutandis. No adjustment in the Exercise Price or in the number or kind of securities purchasable on the exercise of this Warrant shall be made in respect of any event described in this section 1 hereof if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had exercised the Warrants prior to or on the record date or effective date, as the case may be, of such event.

(p)
No Adjustment. If the Corporation sets a record date to determine holders of Common Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and shall thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, no adjustment in the Exercise Price or the number of Common Shares purchasable upon the exercise of the Warrants shall be required by reason of the setting of such record date.

(q)
Dispute. If a dispute shall at any time arise with respect to any adjustment of the Exercise Price or the number of Common Shares purchasable pursuant to this Warrant Certificate, such dispute shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act by such other firm of independent chartered accountants as may be selected by the directors.
2.
Rights Upon Completion of Reverse Takeover

Notwithstanding any provisions in Section 1, the Warrants shall have the following rights upon completion of the proposed reverse take-over transaction the (“RTO”) of Continental Precious Minerals Inc.(“CPM”)

pursuant to an Amalgamation Agreement dated August 16, 2019 the Warrants shall be replaced with new broker warrants having substantially the same terms as the Warrant and that are exercisable to acquire the number of common shares of CPM that equals the number of Common Shares to which the Holder is entitled under the Warrant, multiplied by the exchange ratio of 2.75, with such new warrants being exercisable at a price per CPM common share equal to $1.70, divided by 2.75.

3.
Replacement

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Warrant Certificate), the Corporation will issue to the Holder a replacement certificate containing the same terms and conditions as this Warrant Certificate.

4.
Expiry Date

The Warrants shall expire and all rights to purchase Common Shares hereunder shall cease and become null and void on the Expiry Date.

5.
Covenant

So long as any Warrants remain outstanding, the Corporation covenants that it shall do or cause to be done all things necessary to maintain its corporate existence.

6.
Inability to Deliver Common Shares

If for any reason, other than the failure or default of the Holder, the Corporation is unable to issue and deliver the Common Shares as contemplated herein to the Holder upon the proper exercise by the Holder of the right to purchase any of the Common Shares covered by this Warrant Certificate, the Corporation may pay, at its option and in complete satisfaction of its obligations hereunder, to the Holder, in cash, an amount equal to the difference between the Exercise Price and the Current Market Value of such Common Shares on the Exercise Date.

7.
Limitations on Transfer

The Warrants are non-transferable and non-assignable.

8.
Not a Shareholder

Nothing in this Warrant Certificate or in the holding of a Warrant evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Corporation.

9.
Governing Law

The laws of the Province of Ontario and the laws of Canada applicable therein shall govern the Warrants. Any and all disputes arising under this Warrant Certificate, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario and the Holder shall be deemed to have irrevocably attorned to the jurisdiction of the courts of such Province.

10.
Successors

This Warrant Certificate shall enure to the benefit of and shall be binding upon the Holder and the Corporation and their respective successors.

11.
General

This Warrant Certificate may be executed by a digital signature, delivered by e-mail in PDF, which will be deemed to be an original.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer.

DATED as of [ ] .

SCHEDULE “A” ELECTION TO EXERCISE

Capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate (the “Certificate”) to which this schedule is attached.

The undersigned Holder hereby irrevocably elects to exercise the Warrants granted by the Corporation pursuant to the Certificate for the number of Common Shares (or other property or securities contemplated in the Certificate) as set forth below:

(a)	Number of Common Shares to be acquired
(b)	Exercise Price (per Common Share)	$ 1.70
(c)	Aggregate Exercise Price	$

The Holder hereby tenders a certified cheque, bank draft or wire transfer for such aggregate Exercise Price and directs the Common Shares and Warrants underlying the Common Shares to be registered with CDS & Co. and to be issued as directed below.

The undersigned hereby certifies that the undersigned (i) is not (and is not exercising the Warrants for the account or benefit of) a “U.S. Person”, (ii) did not execute or deliver this exercise form in the United States and (iii) has in all other aspects complied with the terms of Regulation S of the United States Securities Act of 1933, as amended (the “1933 Act”) or any successor rule or regulation of the United States Securities and Exchange Commission in effect. The term “U.S. Person” is as defined in Regulation S under the 1933 Act and includes, but is not limited to, any natural person resident in the United States and any partnership or corporation organized or incorporated under the laws of the United States. “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

Direction as to Registration

Name of Registered Holder:
Address of Registered Holder:

DATED this_______day of______________________________, 20 .

Per:
Name:
Title: